UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2004

ENER1, INC.
(Exact name of registrant as specified in its charter)

Florida	000-21138	59-2479377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 West Cypress Creek Road, Suite 100, Fort Lauderdale, Florida 33309
(Address of Principal Executive Office) (Zip Code)

(954) 556-4020
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

        On December 6, 2004 the Company entered into an employment agreement with Pankaj Dhingra, under which Mr. Dhingra shall serve as President of the Company’s Energy Group (consisting of the Company’s subsidiaries, EnerDel, Inc., EnerFuel, Inc. and NanoEner, Inc.) and President of EnerDel, Inc. Mr. Dhingra’s employment under the employment agreement is scheduled to commence on December 15, 2004 and is for a term of 3 years.

        During the period from 1999 to his appointment with the Company, Mr. Dhingra worked for Delphi Corporation. He was Assistant Finance Director, Delphi Energy and Chassis Division from 1999 to 2001 and Business Line Executive, Energy Management, from 2001 to 2004. From 1993 to 1999, Mr. Dhingra worked for General Motors Corporation in various financial and management positions, most recently as Director, Strategic Planning, for that company’s international operations.

        Under the agreement, Mr. Dhingra will receive a base salary of $300,000 per year and be eligible to earn an annual bonus equal to up to 100% of his base salary, based on the achievement of certain business and personal performance objectives to be mutually agreed upon by Mr. Dhingra and the Company’s board. On December 15, 2004, Mr. Dhingra will receive options to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $.50 per share, vesting in three equal annual installments, beginning one year from the option grant, and 2,000,000 shares of the common stock of the Company’s EnerDel, Inc. subsidiary at an exercise price equal to the net book value per share of EnerDel common stock outstanding at the time of the option grant, vesting in three equal annual installments beginning one year from the option grant. If and when the cumulative revenue of the Company’s Energy Group reaches $50 million, the Company will grant to Mr. Dhingra options to purchase an additional 1,000,000 shares of EnerDel common stock at an exercise price equal to two times the net book value per share of EnerDel common stock on December 15, 2004. If Mr. Dhingra’s employment is terminated without cause by the Company, or for “good reason” (as defined in the employment agreement) by Mr. Dhingra, the Company will pay him an amount equal to one year’s base salary and the pro rata portion of any annual performance bonus earned as of the termination date. Mr. Dhingra agreed not to compete with the Company’s Energy Division or solicit for employment any of the Energy Division’s employees during the term of the employment agreement and for one year following termination of his employment in certain circumstances.

Item 1.01 Entry into a Material Definitive Agreement.

        The response to Item 5.02 above is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

        Options to purchase 2,000,000 shares of EnerDel common stock and options to purchase 1,000,000 shares of the Company’s common stock described in the response to Item 5.02 above will be issued on December 15, 2004 to Mr. Dhingra. These options will be issued in a transaction not involving a public offering that is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The terms of exercise of the options are described in the response to Item 5.02 above.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 10, 2004	ENER1, INC. /s/ Kevin P. Fitzgerald Kevin P. Fitzgerald Chief Executive Officer